Holders of Certificates of Beneficial Interests
 Cooperative Utility Trust (Big Rivers Series) 1988-A2
February 15, 1997
Page 2

COjo/CONTRLR/ADMIN/TRUSTS/LETTERS/BR88A2TR


February 15, 1997


TO:  Holders of Certificates of Beneficial Interests
     Cooperative Utility Trust (Big Rivers Series) 1988-A2
     Semiannual Report


Pursuant to Section 5.1 of the Trust Agreement among the Louisville Bank for Cooperatives (now merged and doing business as CoBank, ACB), as depositor of the Trust and Servicer of the Note, Big Rivers Electric Corporation (the "Cooperative"), and Wells Fargo Bank N.A., as Trustee of Cooperative Utility Trust (Big Rivers Series) 1988-A2, dated as of August 1, 1988, the Servicer hereby provides the following information (stated on the basis of $1,000 of Initial Principal amount) as of the Certificate Payment Date, February 15, 1997, (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Certificates of Beneficial Interests and the Trust Agreement):

1. The amount of the February 15, 1997, distribution allocable to Principal of $219.60;

2. The amount of the February 15, 1997, distribution allocable to Interest is $20.45;

3. The amount of the February 15, 1997, distribution allocable to Premium is $0.00;

4. The amount of the fees distributed to the Servicer through February 15, 1997, since the next preceding Certificate
     Payment Date is $0.18; and

5.   The  Principal  Balance on the Certificates of  Beneficial
     Interests   outstanding  after  the  February  15,   1997,
     distribution is $243.76.

The total aggregate principal balance on all certificates of Beneficial Interest outstanding under Cooperative Utilities
Trust (Big Rivers Series) 1988-A2 after the February 15, 1997, distribution is $5,924,000.00.

To the best of the Servicer's knowledge, as of February 15, 1997, no delinquency in the payment under the Note not timely paid under the Guarantee has occurred and no Event of Servicing Termination, or event that with notice of lapse of time or both would become an Event of Servicing Termination, has occurred and is continuing. The Cooperative did not make the payment of Guaranteed Interest in the amount of $5,838,270.13, due on the Note on February 4, 1997. Pursuant to its Guarantee, the Rural Utilities Service paid the due amount on February 11, 1997.

Interest payments due on the Certificates have been calculated on the basis of a year of 360 days consisting of twelve 30-day months and computed over a period of time ending on, but not including, the date on which payment was due on the related Note and beginning on, and including, the next preceding date on which payment was due on that Note. Payments on the Notes are due February 4 and August 4 of each year, or the next following business day if such date is not a business day.

Interest for this period was calculated from, and including, August 5, 1996, to, but excluding, February 4, 1997. In variance from the 180-day bond-convention period, interest payment periods on the Note may be a few days more or less than 180 days with interest payments on the Certificates fluctuating accordingly.

I,  Nicholas  G.  Hahn, Senior Vice President &  Controller,  a
Responsible Officer of the Servicer, certify that, to the best of my knowledge and belief, the Semiannual Report is complete and accurate.

Respectfully submitted,



Nicholas G. Hahn
Senior Vice President & Controller